EXHIBIT 10.2

AGREEMENT TO CONVERT DEBT

DATE: September 30, 2012

TO: Mack Leath, Manager, Meshugeneh LLC

FROM: Gerald F. Sullivan, Chairman, Sibling Group Holdings, Inc.

RE: Conversion of Debt

This memo shall serve to record the agreement by Meshugeneh, LLC to convert the existing debt at September 30, 2012 to common stock in SIBE at $2.00 per share. The outstanding amount as of that date that shall be converted is $377,034.60, and in consideration of the conversion of the debt is 188,500 shares of common stock shall be issued. Meshugeneh may issue the shares to third parties and will notify the transfer agent of the issuance information at the time of issuance.

Thank you for your assistance.

Signed:

Gerald F. Sullivan

Chairman

Mack Leath

Manager for Meshugeneh, LLC

Meshugeneh - settle payable	188,500
Richard P. Smyth - settle payable	68,500